EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Reports Financial Results for the First Quarter of Fiscal Year 2020 and

Provides Business Update

•	Revenues of $16.3 million in the first quarter, compared with $17.8 million in the first quarter of fiscal 2019
•	Gross Margin of 20.2% in the first quarter, compared to (12.4%) in the comparable prior-year quarter
•	Operating expense decreased $6.6 million, or 51%, compared to the comparable prior-year quarter
•	Loss from operations improved to $(3.1) million in the first quarter, compared to $(15.2) million in the comparable prior-year quarter
•	Backlog of $1.36 billion as of January 31, 2020, a $117.9 million (or 9%) improvement from January 31, 2019

DANBURY, CT – March 16, 2020 -- FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in fuel cell technology focused on utilizing its proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy, today reported financial results for its first quarter ended January 31, 2020 and key business highlights.

“Our accomplishments in the quarter were a manifestation of our successful execution in a number of areas, including an increase in revenue over the fourth quarter of fiscal 2019, and our continued focus on effective management of operating expenses, while continuing to deliver on project build-out and improvements in our balance sheet and cash on hand,” said Jason Few, President and CEO.

Mr. Few continued, “These results clearly reflect the overall momentum of FuelCell Energy’s turnaround.  As I noted during our fourth quarter earnings call, while we continue to strengthen and grow, we have begun to shift our focus to a longer-term view, where our business model and our differentiated energy platforms create significant opportunities to add revenue and earnings as we build on our business development capabilities.”

First Quarter of Fiscal 2020 Results

Note: All comparisons between periods are between the first quarter of fiscal 2020 and the first quarter of fiscal 2019, unless otherwise specified. In this press release, FuelCell Energy refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being used and disclosed by other companies. FuelCell Energy believes that this non-GAAP information is useful to an understanding of its operating results and the ongoing performance of its business. A reconciliation of EBITDA, Adjusted EBITDA and any other non-GAAP measures is contained in the appendix to this press release.

First quarter revenue of $16.3 million represents a decrease of 9% and reflects a decrease in Service and License revenues, partially offset by increased Generation and Advanced Technologies contract revenues.

•

Generation revenues increased by 268% to $5.4 million from $1.5 million, as a result of additional revenue recorded for the power purchase agreement (“PPA”) associated with the Bridgeport Fuel Cell Park project, which was acquired in 2019.

•

Advanced Technologies contract revenues increased by 15% to $5.2 million from $4.5 million primarily due to the addition of our Joint Development Agreement with ExxonMobil Research and Engineering Company (“EMRE”). The balance of the Advanced Technologies contract revenues in the first quarter of fiscal 2020 relates to the continued development of our solid oxide platform as we prepare to deliver electrolysis and long-duration hydrogen-based energy storage platforms.

FuelCell Energy First Quarter Fiscal 2020 Results                                                                                             Page 2

•

Service and License revenues decreased by 52% to $5.6 million from $11.8 million. Revenue recognized in the first quarter primarily includes license revenues of $4 million associated with our Joint Development Agreement with EMRE, with the balance representing contracted service revenue. The decrease was primarily due to the fact that there was no module replacement activity during the quarter.

Gross profit for the first fiscal quarter of 2020 totaled $3.3 million, compared to a loss of $(2.2) million in the comparable prior-year quarter. Results for the first fiscal quarter of 2020 benefitted from our restructuring initiative in 2019, which resulted in lower manufacturing costs, contributions from our larger generation fleet (related to the acquisition of the Bridgeport Fuel Cell Park project), and the license revenue recognized in the quarter.

Operating expenses for the first fiscal quarter of 2020 decreased by 51% to $6.4 million, compared to $13.0 million in the first fiscal quarter of 2019. Research and development expenses of $1.2 million and Administrative and Selling expenses of $5.3 million reflect lower headcount and overhead as a result of restructuring activities during fiscal 2019 and an increased allocation of efforts to revenue producing activity. Administrative and Selling expenses also benefited from a legal settlement of $2.2 million received during the quarter.

Loss from operations improved to $(3.1) million in the first fiscal quarter of 2020 when compared to loss from operations of $(15.2) million in the first fiscal quarter of 2019.

“We have made significant progress over the last 9 months in improving the operational effectiveness and financial health of the company. During the same time, we have also been laying the foundation for marketplace success through improvements to our sales and marketing capabilities and to our energy platform offerings.  As a result, we believe that FuelCell Energy is increasingly viewed as an industry leader delivering innovation and is well positioned for the global transition to more sustainable energy solutions, as supported by a robust sales pipeline, to deliver growth for the company,” said Jason Few.

Few also noted, “We are confident that we are on the right path to deliver value for all our stakeholders, which is a testament to the efforts of the FuelCell Energy team who work tirelessly to deliver these results while staying true to our purpose of enabling a world empowered by clean energy. We believe that our clean, always on energy platforms enable our customers to continue to enjoy the benefits of clean energy without sacrificing the reliability and stability of the grid or changing the way they live.”

Net loss was $(40.2) million in the first fiscal quarter of 2020, compared to net loss of $(17.5) million in the first fiscal quarter of 2019. The increase in the net loss is primarily due to a change in the fair value of the liability associated with the warrants issued to the lenders under our credit agreement with Orion Energy Partners Investment Agent, LLC and its affiliated lenders, partially offset by higher gross profit and lower operating expenses.

Adjusted EBITDA totaled $(0.2) million in the first fiscal quarter of 2020, compared to Adjusted EBITDA of $(12.1) million in the first fiscal quarter of 2019. Please see the discussion of non-GAAP financial measures, including Adjusted EBITDA, in the appendix at the end of this release.

The net loss per share attributable to common stockholders in the first fiscal quarter of 2020 was $(0.20), compared to $(3.97) in the first fiscal quarter of 2019. The lower net loss per common share is due to higher weighted average shares outstanding due to share issuances since January 31, 2019.  The net loss per share in the first quarter of fiscal 2020 includes the change in the fair value of the liability associated with the warrants issued to the lenders under our credit agreement with Orion Energy Partners Investment Agent, LLC and its affiliated lenders of $34.2 million, accounting for approximately a $(0.17) per share impact on the reported net loss per share. The net loss per share attributable to common stockholders in the quarter ended January 31, 2019 included a deemed dividend totaling $0.5 million and redemption value adjustments of $8.6 million on the Company’s Series C Convertible Preferred Stock, as well as a deemed dividend of $1.9 million and $3.8 million of redemption accretion on the Company’s Series D Convertible Preferred Stock.

FuelCell Energy First Quarter Fiscal 2020 Results                                                                                             Page 3

“Lastly, I would be remiss if I didn’t discuss the Coronavirus as it relates to our team members, suppliers and business overall,” added Few. “We remain vigilant and are taking precautions to help our team members remain safe and are monitoring supply lines and the potential impact of the coronavirus on our operations.  In addition, we are complying and will continue to comply with all state, federal and international government rules and regulations that dictate how we must respond to the virus.”

Cash, Restricted Cash and Financing Activities

Cash and cash equivalents and restricted cash and cash equivalents totaled $73.9 million as of January 31, 2020 compared to $39.8 million as of October 31, 2019.  As of January 31, 2020, restricted cash and cash equivalents was $35.7 million, of which $8.2 million was classified as current and $27.5 million was classified as non-current, compared to $30.3 million of total restricted cash and cash equivalents as of October 31, 2019, of which $3.5 million was classified as current and $26.9 million was classified as non-current.

Net cash provided by financing activities was $49.0 million during the three months ended January 31, 2020, resulting from the receipt of $65.5 million of debt proceeds from our credit facility with Orion Energy Partners Investment Agent, LLC and its affiliated lenders, net of a debt discount of $1.6 million, and $3.0 million of debt proceeds from Connecticut Green Bank and common stock sales of $3.5 million, offset by debt repayment of $15.5 million, the payment of deferred financing costs of $2.5 million, and the payment of preferred dividends and return of capital of $3.4 million.

Key Consolidated Financial Metrics

	Three Months Ended January 31,
(Amounts in thousands)	2020	2019	Change
Total revenues	$ 16,264	$ 17,783	-9%
Gross profit (loss)	3,281	(2,205)	249%
Loss from operations	(3,140)	(15,244)	79%
EBITDA	1,490	(13,045)	111%
Net loss to common stockholders	(41,082)	(33,038)	-24%
Net loss per basic and diluted share	$ (0.20)	$ (3.97)	95%

Adjusted EBITDA	$ (222)	$ (12,063)	98%

FuelCell Energy First Quarter Fiscal 2020 Results                                                                                             Page 4

Backlog

	As of January 31,
(Amounts in thousands)	2020	2019	Change
Product	$ -	$ 1	-
Service(1)	167,828	203,063	-17%
Generation	1,108,978	982,364	13%
License	22,650	23,821	-5%
Advanced Technologies	64,605	36,953	75%
Total Contract Backlog	$ 1,364,061	$ 1,246,202	9%

(1) In July 2018, we contracted to operate and maintain a 20 MW plant for Korea Southern Power Company (“KOSPO”). This contract was originally represented in backlog as twenty years reflecting the total term of the contract. Under the terms of the contract, KOSPO has a renewal option in year ten. Thus, under the adoption of Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers,” which was implemented on November 1, 2018, service backlog was reduced by $64.3 million in 2019 compared to amounts previously disclosed. Should KOSPO exercise this option, service backlog will be adjusted accordingly.

Backlog increased to $1.36 billion as of January 31, 2020, reflecting additional generation backlog from the Bridgeport Fuel Cell Park, San Bernardino, and LIPA Yaphank Solid Waste Management projects. Backlog was impacted by the removal of the Bolthouse Farms project in the fourth quarter of fiscal 2019, and revenue recognized during the period. Service backlog decreased mainly as a result of the acquisition of the Bridgeport Fuel Cell Park project. Together, the service and generation portion of backlog had an average weighted term of approximately 18 years based on dollar backlog and utility service contracts of up to 20 years in duration at inception.

Backlog represents definitive agreements executed by the Company and our customers. Projects for which the Company has a power purchase agreement (“PPA”) are included in generation backlog, which represents future revenue under long-term PPAs. Projects sold to customers (and not retained by the Company) are included in product sales and service backlog and the related generation backlog is removed upon the sale.

Conference Call Information

FuelCell Energy will host a conference call today beginning at 10:00 a.m. EDT to discuss first quarter fiscal 2020 results and key business highlights. Participants can access the live call via webcast on the Company website or by telephone as follows:

•

The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the March 16th earnings call event, or click here.

•	Alternatively, participants can dial 647-689-4106 and state FuelCell Energy or the conference ID number 3169993.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at

www.fuelcellenergy.com approximately two hours after the conclusion of the call.

FuelCell Energy First Quarter Fiscal 2020 Results                                                                                             Page 5

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and its business plans and strategies. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, ability to access certain markets, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, access to and ability to raise capital and attract financing, potential volatility of energy prices, rapid technological change, competition, the Company’s ability to successfully implement its new business strategies and achieve its goals, the Company’s ability to achieve its sales plans and cost reduction targets, and the current implications of the novel coronavirus (Covid-19), as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) is a global leader in developing environmentally responsible distributed baseload power solutions through our proprietary fuel cell technology. We develop turn-key distributed power generation solutions and operate and provide comprehensive services for the life of the power plant. We are working to expand the proprietary technologies that we have developed over the past five decades into new products, markets and geographies. Our mission and purpose remains to utilize our proprietary, state-of-the- art fuel cell power plants to reduce the global environmental footprint of baseload power generation by providing environmentally responsible solutions for reliable electrical power, hot water, steam, chilling, hydrogen, microgrid applications, and carbon capture and, in so doing, drive demand for our products and services, thus realizing positive stockholder returns. Our fuel cell solution is a clean, efficient alternative to traditional combustion-based power generation and is complementary to an energy mix consisting of intermittent sources of energy, such as solar and wind turbines. Our systems answer the needs of diverse customers across several markets, including utility companies, municipalities, universities, hospitals, government entities and a variety of industrial and commercial enterprises. We provide solutions for various applications, including utility-scale distributed generation, on-site power generation and combined heat and power, with the differentiating ability to do so utilizing multiple sources of fuel including natural gas, Renewable Biogas (i.e., landfill gas, anaerobic digester gas), propane and various blends of such fuels. Our multi-fuel source capability is significantly enhanced by our proprietary gas-clean-up skid.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy

#

FuelCell Energy First Quarter Fiscal 2020 Results                                                                                             Page 6

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	January 31, 2020	October 31, 2019
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$38,254	$9,434
Restricted cash and cash equivalents – short-term	8,178	3,473
Accounts receivable, net	5,593	3,292
Unbilled receivables	7,523	7,684
Inventories	58,433	54,515
Other current assets	6,805	5,921
Total current assets	124,786	84,319

Restricted cash and cash equivalents – long-term	27,481	26,871
Project assets	147,924	144,115
Inventory – long-term	6,797	2,179
Property, plant and equipment, net	39,794	41,134
Operating lease right-of-use assets	10,276	-
Goodwill	4,075	4,075
Intangible assets	20,939	21,264
Other assets	9,327	9,489
Total assets	$391,399	$333,446

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$8,660	$21,916
Operating lease liabilities	1,149	-
Accounts payable	14,117	16,943
Accrued liabilities	8,958	11,452
Deferred revenue	15,341	11,471
Preferred stock obligation of subsidiary	945	950
Total current liabilities	49,170	62,732

Long-term deferred revenue	29,797	28,705
Long-term preferred stock obligation of subsidiary	16,721	16,275
Long-term operating lease liabilities	9,466	-
Long-term debt and other liabilities	161,804	90,140
Total liabilities	266,958	197,852

Redeemable Series B preferred stock (liquidation preference of $64,020 at January 31, 2020 and October 31, 2019)	59,857	59,857
Total Equity:
Stockholders’ equity Common stock ($0.0001 par value; 225,000,000 shares authorized at January 31, 2020 and October 31, 2019; 210,965,829 and 193,608,684 shares issued and outstanding at January 31, 2020 and October 31, 2019, respectively)	21	19
Additional paid-in capital	1,180,499	1,151,454
Accumulated deficit	(1,115,240)	(1,075,089)
Accumulated other comprehensive loss	(696)	(647)
Treasury stock, Common, at cost (34,194 and 42,496 at January 31, 2020 and October 31, 2019, respectively)	(437)	(466)
Deferred compensation	437	466
Total stockholders’ equity	64,584	75,737
Total liabilities and stockholders’ equity	$391,399	$333,446

FuelCell Energy First Quarter Fiscal 2020 Results                                                                                             Page 7

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended January 31,
	2020	2019
Revenues:
Product	$-	$-
Service and license	5,612	11,772
Generation	5,442	1,479
Advanced Technologies	5,210	4,532
Total revenues	16,264	17,783

Costs of revenues:
Product	2,016	3,422
Service and license	1,618	12,319
Generation	5,557	1,636
Advanced Technologies	3,792	2,611
Total cost of revenues	12,983	19,988

Gross profit (loss)	3,281	(2,205)

Operating expenses:
Administrative and selling expenses	5,266	6,759
Research and development expense	1,155	6,280
Total costs and expenses	6,421	13,039

Loss from operations	(3,140)	(15,244)

Interest expense	(3,277)	(2,464)
Change in fair value of common stock warrant liability	(34,245)	-
Other income, net	531	160

Loss before provision for income taxes	(40,131)	(17,548)

Provision for income taxes	(20)	-

Net loss	(40,151)	(17,548)

Series B preferred stock dividends	(931)	(800)
Series C preferred stock deemed dividends and redemption value adjustment	-	(9,005)
Series D preferred stock deemed dividends and redemption accretion	-	(5,685)

Net loss attributable to common stockholders	$(41,082)	$(33,038)

Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.20)	$(3.97)
Basic and diluted weighted average shares outstanding	202,216,493	8,321,702

FuelCell Energy First Quarter Fiscal 2020 Results                                                                                             Page 8

Appendix

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”).  Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA are alternate, non-GAAP measures of cash utilization by the Company.

These supplemental non-GAAP measures are provided to assist readers in determining operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation, restructuring charges and other unusual items such as the legal settlement recorded during the first quarter of fiscal 2020, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended January 31,
(Amounts in thousands)	2020	2019
Net loss	$ (40,151)	$ (17,548)
Depreciation and amortization	4,630	2,199
Provision for income taxes	20	-
Other income, net(1)	(531)	(160)
Change in fair value of common stock warrant liability	34,245	-
Interest expense	3,277	2,464
EBITDA	$ 1,490	$ (13,045)
Stock-based compensation expense	488	982
Legal settlement(2)	(2,200)	-
Adjusted EBITDA	$ (222)	$ (12,063)
(1)

Other income, net includes gains and losses from transactions denominated in foreign currencies, changes in fair value of embedded derivatives, and other items incurred periodically, which are not the result of the Company’s normal business operations.

(2)	The Company received a legal settlement of $2.2 million during the three months ended January 31, 2020, which was recorded as an offset to administrative and selling expenses.